Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS THIRD QUARTER 2024 RESULTS

•Originations of $6.9 Billion
•Net Revenue of $159.3 Million
•Net Loss Attributable to Guild of $66.9 Million
•Adjusted Net Income of $31.7 Million
•Return on Equity of (22.5%) and Adjusted Return on Equity of 10.6%
•Gain on Sale Margin on Originations of 333 bps
•88% of Loan Volume were Purchase Originations

SAN DIEGO, California – November 6, 2024 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the third quarter ended September 30, 2024.

“I am pleased to report that our third quarter results demonstrate continued positive momentum, reflecting the successful execution of our strategy to invest in our growth through the downturn,” stated Terry Schmidt, Guild Chief Executive Officer. “We are now realizing robust growth through a combination of our recent acquisitions and impressive organic recruiting efforts, attracting high-quality team members who enhance our ability to serve our clients and create customers for life. In the quarter, we achieved $6.9 billion in origination volume, which was up 6% sequentially and up 59% from the prior year, and contributed to the originations segment showing profitable results. Our focus on achieving profitable, long-term market share gains, along with our balanced business model of originations and servicing, positions us for success throughout macroeconomic environments. We are confident in our platform, products and people, and anticipate seeing enhanced production from our expanded origination network over time, while we will remain disciplined in order to deliver long-term value to our shareholders.”

Third Quarter 2024 Highlights	Total originations of $6.9 billion compared to $6.5 billion in the prior quarter
Originated 88% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association industry estimate of 75% for the same period
Net revenue of $159.3 million compared to $285.7 million in the prior quarter
Net loss attributable to Guild of $66.9 million compared to net income of $37.6 million in the prior quarter
Servicing portfolio unpaid principal balance of $91.5 billion as of September 30, 2024, up 3% compared to $89.1 billion as of June 30, 2024
Adjusted net income and adjusted EBITDA totaled $31.7 million and $46.4 million, respectively, compared to $30.7 million and $41.6 million, respectively, in the prior quarter
Return on equity of (22.5%) and adjusted return on equity of 10.6%, compared to 12.3% and 10.1%, respectively, in the prior quarter

Year-To-Date 2024 Highlights	Total originations of $17.3 billion compared to $11.6 billion in the prior year
Originated 90% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association estimate of 77% for the same period
Net revenue of $676.7 million compared to $598.0 million in the prior year
Net loss attributable to Guild of $0.8 million compared to net income of $54.0 million in the prior year
Servicing portfolio unpaid principal balance of $91.5 billion as of September 30, 2024, up 9% compared to $83.7 billion as of September 30, 2023
Adjusted net income and adjusted EBITDA totaled $70.4 million and $103.9 million, respectively, compared to $35.5 million and $61.6 million, respectively, in the prior year
Return on equity of (0.1%) and adjusted return on equity of 8.0%, compared to 5.7% and 3.8%, respectively, in the prior year

Third Quarter Summary
Please refer to “Key Performance Indicators” and “GAAP to Non-GAAP Reconciliations” elsewhere in this release for a description of the key performance indicators and definitions of the non-GAAP measures and reconciliations to the nearest comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

($ amounts in millions, except per share amounts)	3Q'24	2Q'24	%∆	YTD'24	YTD'23	%∆
Total originations	$6,905.5	$6,525.9	6%	$17,284.0	$11,639.8	49%
Gain on sale margin on originations (bps)	333	326	2%	337	343	(2)%
Gain on sale margin on pull-through adjusted locked volume (bps)	321	315	2%	311	333	(7)%
UPB of servicing portfolio (period end)	$91,485.2	$89,092.9	3%	$91,485.2	$83,705.7	9%
Net revenue	$159.3	$285.7	(44)%	$676.7	$598.0	13%
Total expenses	$252.1	$241.2	5%	$686.5	$524.8	31%
Net (loss) income attributable to Guild	($66.9)	$37.6	(278)%	($0.8)	$54.0	(102)%
Return on equity	(22.5%)	12.3%	(283)%	(0.1%)	5.7%	(102)%
Adjusted net income	$31.7	$30.7	3%	$70.4	$35.5	98%
Adjusted EBITDA	$46.4	$41.6	12%	$103.9	$61.6	69%
Adjusted return on equity	10.6%	10.1%	5%	8.0%	3.8%	111%
(Loss) earnings per share	($1.09)	$0.61	(279)%	($0.01)	$0.89	(101)%
Diluted (loss) earnings per share	($1.09)	$0.60	(282)%	($0.01)	$0.87	(101)%
Adjusted earnings per share	$0.52	$0.50	4%	$1.15	$0.58	98%
Adjusted diluted earnings per share	$0.51	$0.49	4%	$1.13	$0.57	98%
Origination Segment Results
Origination segment net income was $6.4 million in the third quarter compared to net loss of $3.1 million in the prior quarter primarily driven by higher origination volumes. Gain on sale margins on originations increased 7 bps quarter-over-quarter to 333 bps. Gain on sale margins on pull-through adjusted locked volume increased 6 bps quarter-over-quarter to 321 bps and total pull-through adjusted locked volume was $6.9 billion compared to $6.5 billion in the prior quarter.

($ amounts in millions)	3Q'24	2Q'24	%∆	YTD'24	YTD'23	%∆
Total originations	$6,905.5	$6,525.9	6%	$17,284.0	$11,639.8	49%
Total origination units (000’s)	20.1	19.2	5%	51.2	35.7	43%
Net revenue	$224.1	$208.8	7%	$570.8	$397.2	44%
Total expenses	$217.7	$211.9	3%	$591.6	$444.1	33%
Net income (loss) allocated to origination	$6.4	($3.1)	307%	($20.8)	($46.9)	56%

Servicing Segment Results
Servicing segment net loss was $74.6 million in the third quarter compared to net income of $69.5 million in the prior quarter. The Company retained mortgage servicing rights (“MSRs”) for 67% of total loans sold in the third quarter of 2024.

In the third quarter of 2024, valuation adjustments with respect to the Company’s MSRs totaled a loss of $145.8 million, compared to a gain of $2.1 million in the prior quarter, reflecting the interest rate decline seen in the third quarter of 2024, which contributed to the negative net revenue and net loss. Guild’s refinance recapture rate was 41% reflecting the interest rate decline, and purchase recapture rate was 29% in the third quarter of 2024, which aligns with the Company’s focus on customer service and its customer for life strategy.

($ amounts in millions)	3Q'24	2Q'24	%∆	YTD'24	YTD'23	%∆
UPB of servicing portfolio (period end)	$91,485.2	$89,092.9	3%	$91,485.2	$83,705.7	9%
# Loans serviced (000’s) (period end)	365	358	2%	365	340	7%
Loan servicing and other fees	$71.0	$67.7	5%	$204.4	$182.3	12%
Valuation adjustment of MSRs	($145.8)	$2.1	NM	($122.9)	($4.9)	NM
Net revenue	($59.8)	$81.4	(174)%	$119.0	$208.5	(43)%
Total expenses	$14.8	$11.9	24%	$40.2	$36.1	11%
Net (loss) income allocated to servicing	($74.6)	$69.5	(207)%	$78.9	$172.5	(54)%
__________________________
NM—Not meaningful.
Share Repurchase Program and Dividends
During the three months ended September 30, 2024, the Company repurchased and subsequently retired 23,746 shares of Guild's Class A common stock at an average purchase price of $14.29 per share. As of September 30, 2024, $10.3 million remains available for repurchase under the Company’s share repurchase program.

Balance Sheet and Liquidity Highlights
The Company’s cash and cash equivalents position was $106.2 million as of September 30, 2024. The Company’s unutilized loan funding capacity was $487.8 million based on total facility size and borrowing limitations, while the unutilized MSR lines of credit was $295.0 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 2.0x, defined as recourse debt divided by tangible stockholders’ equity.

(in millions, except per share amounts)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$106.2	$120.3
Mortgage servicing rights, at fair value	$1,197.4	$1,161.4
Warehouse lines of credit, net	$1,649.0	$833.8
Notes payable	$240.0	$148.8
Total stockholders’ equity	$1,157.9	$1,183.5

Tangible net book value per share(1)	$15.14	$15.90
_________________
(1)See “GAAP to Non-GAAP Reconciliations” for a description of this non-GAAP measure and reconciliation to the nearest comparable financial measures calculated and presented in accordance with GAAP.

Webcast and Conference Call
The Company will host a webcast and conference call on Wednesday, November 6, 2024 at 5 p.m. Eastern Time to discuss the Company’s results for the third quarter ended September 30, 2024.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register. The conference call can also be accessed by the following dial-in information:

•1-877-407-0789 (Domestic)
•1-201-689-8562 (International)

A replay of the call will be available on the Company's website at https://ir.guildmortgage.com/ approximately two hours after the live call through November 20, 2024. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13748755.
About Guild Holdings Company
Guild Mortgage Company, a wholly owned subsidiary of Guild Holdings Company (NYSE: GHLD), was founded in 1960 and is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of home ownership in neighborhoods and communities across 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. For more information visit https://www.guildmortgage.com/.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247

Forward-Looking Statements
This press release and a related presentation by management of Guild Holdings Company (the “Company”) contains forward-looking statements, including statements about the Company’s growth strategies, the Company’s future revenue, operating performance or capital position, ongoing pursuit of M&A opportunities, expectations for benefits from recent acquisitions, such as increased market share and origination volume, expectations regarding home sales and mortgage activity, the impact of future interest rate environments and any other statements that are not historical facts. These forward-looking statements reflect our current expectations and judgments about future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Important factors that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in macroeconomic and U.S. residential real estate market conditions; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; we depend on our loan funding facilities to fund mortgage loans and otherwise operate our business; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; any failure to adapt to and implement technological changes; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any non-compliance with the complex laws and regulations governing our mortgage loan origination and servicing activities; material changes to the laws, regulations or practices applicable to reverse mortgage programs; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s Annual Report on Form 10-K for the year ended December 31, 2023 as well as other documents Guild files from time to time with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release or any related presentation by Company management.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Adjusted net income. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted net income, a non-GAAP measure. We define adjusted net income as earnings or loss attributable to Guild excluding (i) the change in the fair value measurements related to our MSRs due to changes in model inputs and assumptions, (ii) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions, (iii) amortization of acquired intangible assets and (iv) stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted net income is also adjusted by applying an estimated effective tax rate to these adjustments. We exclude the change in the fair value of MSRs, a non-cash, non-realized adjustment to net revenues, from adjusted net income and adjusted EBITDA below because it is not indicative of our operating performance or results of operations. The change in fair value of MSRs is due to changes in model inputs and assumptions such as prepayment speed, discount rate, cost to service assumptions and other factors that impact the carrying value of our MSRs from period to period.

Adjusted earnings per share—Basic and Diluted. Earnings per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted earnings per share, a non-GAAP measure. We define adjusted earnings per share as our adjusted net income divided by the basic and diluted weighted average shares outstanding of our Class A and Class B common stock. Diluted weighted average shares outstanding is adjusted to include potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive due to the net loss, when applicable.

Adjusted EBITDA. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted EBITDA, a non-GAAP measure. We define adjusted EBITDA as earnings before (i) interest expense on non-funding debt (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), (ii) taxes, (iii) depreciation and amortization and (iv) net income attributable to the non-controlling interests and excluding (v) any change in the fair value measurements of our MSRs due to valuation assumptions, (vi) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions and (vii) stock-based compensation. We exclude these items because we believe they are not reflective of our core operations or indicative of our ongoing operations.

Adjusted return on equity. Return on equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted return on equity, a non-GAAP measure. We define adjusted return on equity as annualized adjusted net income as a percentage of average beginning and ending stockholders’ equity during the period.
Tangible net book value per share. Book value per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for tangible net book value per share, a non-GAAP measure. We define tangible net book value per share as total stockholders’ equity attributable to Guild, less goodwill and intangible assets, net divided by the total shares of our Class A and Class B common stock outstanding.
We use these non-GAAP financial measures (other than tangible net book value per share) to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value and other adjustments that are not indicative of our business’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, management uses the non-GAAP financial measure of tangible net book value per share to evaluate the adequacy of our stockholders’ equity and assess our capital position and believes tangible net book value provides useful information to investors in assessing the strength of our financial position.
For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	Sep 30, 2024	Dec 31, 2023
Assets
Cash and cash equivalents	$106,151	$120,260
Restricted cash	5,620	7,121
Mortgage loans held for sale, at fair value	1,763,121	901,227
Reverse mortgage loans held for investment, at fair value	409,144	315,912
Ginnie Mae loans subject to repurchase right	666,488	699,622
Mortgage servicing rights, at fair value	1,197,432	1,161,357
Advances, net	50,092	64,748
Property and equipment, net	18,072	13,913
Right-of-use assets	68,287	65,273
Goodwill and intangible assets, net	228,223	211,306
Other assets	131,811	115,981
Total assets	$4,644,441	$3,676,720
Liabilities and stockholders’ equity
Warehouse lines of credit, net	$1,649,010	$833,781
Home Equity Conversion Mortgage-Backed Securities (“HMBS”) related borrowings	391,524	302,183
Ginnie Mae loans subject to repurchase right	676,644	700,120
Notes payable	240,000	148,766
Accounts payable and accrued expenses	89,658	63,432
Operating lease liabilities	78,266	75,832
Deferred tax liabilities	221,362	225,021
Other liabilities	140,081	144,092
Total liabilities	3,486,545	2,493,227
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 21,051,820 and 20,786,814 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	211	208
Class B common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at September 30, 2024 and December 31, 2023	403	403
Additional paid-in capital	53,780	47,158
Retained earnings	1,102,962	1,135,387
Non-controlling interests	540	337
Total stockholders' equity	1,157,896	1,183,493
Total liabilities and stockholders’ equity	$4,644,441	$3,676,720

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2024	Sep 30, 2023
Revenue
Loan origination fees and gain on sale of loans, net	$220,611	$205,848	$560,519	$387,702
Gain on reverse mortgage loans held for investment and HMBS-related borrowings, net	2,367	2,134	7,731	5,061
Loan servicing and other fees	70,951	67,709	204,448	182,239
Valuation adjustment of mortgage servicing rights	(145,776)	2,134	(122,864)	(4,904)
Interest income	43,808	36,219	104,755	76,177
Interest expense	(33,339)	(28,647)	(78,527)	(48,985)
Other income, net	635	288	662	663
Net revenue	159,257	285,685	676,724	597,953
Expenses
Salaries, incentive compensation and benefits	199,005	188,938	528,010	398,660
General and administrative	26,718	28,398	84,327	60,140
Occupancy, equipment and communication	22,001	20,348	62,164	54,368
Depreciation and amortization	3,753	3,970	11,477	11,063
Provision for (reversal of) foreclosure losses	613	(496)	509	554
Total expenses	252,090	241,158	686,487	524,785
(Loss) income before income taxes	(92,833)	44,527	(9,763)	73,168
Income tax (benefit) expense	(25,882)	6,936	(8,803)	19,184
Net (loss) income	(66,951)	37,591	(960)	53,984
Net (loss) income attributable to non-controlling interests	(59)	8	(149)	(11)
Net (loss) income attributable to Guild	$(66,892)	$37,583	$(811)	$53,995

(Loss) earnings per share attributable to Class A and Class B Common Stock:
Basic	$(1.09)	$0.61	$(0.01)	$0.89
Diluted	$(1.09)	$0.60	$(0.01)	$0.87
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61,390	61,337	61,279	60,940
Diluted	61,390	62,393	61,279	61,976

Key Performance Indicators

Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended		Nine Months Ended
($ and units in thousands)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2024	Sep 30, 2023
Origination Data
Total originations(1)	$6,905,527	$6,525,898	$17,283,964	$11,639,781
Total originations (units)(2)	20.1	19.2	51.2	35.7
Gain on sale margin (bps)(3)	333	326	337	343
Pull-through adjusted locked volume(4)	$6,868,012	$6,528,825	$18,040,374	$11,643,939
Gain on sale margin on pull-through adjusted locked volume (bps)(5)	321	315	311	333
Purchase recapture rate(6)	29%	27%	28%	28%
Refinance recapture rate(7)	41%	22%	35%	26%
Purchase origination %	88%	92%	90%	94%
Servicing Data
UPB (period end)(8)	$91,485,163	$89,092,933	$91,485,163	$83,705,731
Loans serviced (period end)(9)	365	358	365	340
_________________
(1)Total originations includes retail forward and reverse, brokered, wholesale and correspondent loans.
(2)Total origination units excludes second lien mortgages originated at the same time as the first mortgage or shortly thereafter.
(3)Represents loan origination fees and gain on sale of loans, net plus gain on reverse mortgage loans held for investment and HMBS-related borrowings, net divided by total originations, excluding brokered and wholesale loans, to derive basis points. The nine months ended September 30, 2023 include a $17.4 million increase in the valuation of our interest rate lock commitments and mortgage loans held for sale due to model enhancements.
(4)Pull-through adjusted locked volume is equal to total locked volume, which excludes reverse loans, multiplied by pull-through rates of 88.2%, 88.0% and 84.3% as of September 30, 2024, June 30, 2024 and September 30, 2023, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(5)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume. The nine months ended September 30, 2023 include a $17.4 million increase in the valuation of our interest rate lock commitments and mortgage loans held for sale due to model enhancements.
(6)Purchase recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage with us for the purchase of a home in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of selling their home in a given period.
(7)Refinance recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage loan for the purpose of refinancing an existing mortgage with us in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of refinancing their home in the same period.
(8)Excludes subserviced forward and reverse mortgage loans, which had UPB of $2.0 billion, $2.0 billion and $73.7 million as of September 30, 2024, June 30, 2024 and September 30, 2023, respectively, and includes loans held for sale of $1.6 billion, $1.6 billion, and $831.6 million, respectively.
(9)Includes loans held for sale, which had period end number of loans serviced of approximately 6 thousand, 6 thousand and 3 thousand as of September 30, 2024, June 30, 2024, and September 30, 2023 respectively.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net (Loss) Income to Adjusted Net Income and (Loss) Earnings Per Share to Adjusted Earnings Per Share
(unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share amounts)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2024	Sep 30, 2023
Net (loss) income attributable to Guild	$(66.9)	$37.6	$(0.8)	$54.0
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	124.0	(20.6)	70.4	(38.3)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	3.2	6.3	10.6	0.9
Amortization of acquired intangible assets	2.2	2.4	6.8	6.0
Stock-based compensation	2.9	2.7	7.7	6.4
Tax impact of adjustments(1)	(33.7)	2.4	(24.3)	6.6
Adjusted net income	$31.7	$30.7	$70.4	$35.5
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61.4	61.3	61.3	60.9
Diluted	61.4	62.4	61.3	62.0
Adjusted diluted(2)	62.5	62.4	62.4	62.0

(Loss) earnings per share—Basic	$(1.09)	$0.61	$(0.01)	$0.89
(Loss) earnings per share—Diluted	$(1.09)	$0.60	$(0.01)	$0.87
Adjusted earnings per share—Basic	$0.52	$0.50	$1.15	$0.58
Adjusted earnings per share—Diluted	$0.51	$0.49	$1.13	$0.57
_________________
Amounts may not foot due to rounding
(1)Calculated using the estimated effective tax rate of 25.5%, 25.9%, 25.4% and 26.3% for the three months ended September 30, 2024 and June 30, 2024 and the nine months ended September 30, 2024 and 2023, respectively.
(2)Adjusted diluted weighted average shares outstanding of Class A and Class B common stock for the three and nine months ended September 30, 2024 includes 1.2 million and 1.1 million, respectively, potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive. There were no adjustments for the three months ended June 30, 2024 or for the nine months ended September 30, 2023.

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2024	Sep 30, 2023
Net (loss) income	$(67.0)	$37.6	$(1.0)	$54.0
Add adjustments:
Interest expense on non-funding debt	5.5	4.7	13.5	8.4
Income tax (benefit) expense	(25.9)	6.9	(8.8)	19.2
Depreciation and amortization	3.8	4.0	11.5	11.1
Change in fair value of MSRs due to model inputs and assumptions	124.0	(20.6)	70.4	(38.3)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	3.2	6.3	10.6	0.9
Stock-based compensation	2.9	2.7	7.7	6.4
Adjusted EBITDA	$46.4	$41.6	$103.9	$61.6
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Amounts may not foot due to rounding
Reconciliation of Return on Equity to Adjusted Return on Equity
(unaudited)

	Three Months Ended		Nine Months Ended
($ in millions)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2024	Sep 30, 2023
Income Statement Data:
Net (loss) income attributable to Guild	$(66.9)	$37.6	$(0.8)	$54.0
Adjusted net income	$31.7	$30.7	$70.4	$35.5

Average stockholders’ equity	$1,190.2	$1,218.3	$1,170.7	$1,263.1
Return on equity	(22.5%)	12.3%	(0.1%)	5.7%
Adjusted return on equity	10.6%	10.1%	8.0%	3.8%

Reconciliation of Book Value Per Share to Tangible Net Book Value Per Share
(unaudited)

(in millions, except per share amounts)	Sep 30, 2024	Dec 31, 2023
Total stockholders' equity	$1,157.9	$1,183.5
Less: non-controlling interests	0.5	0.3
Total stockholders' equity attributable to Guild	$1,157.4	$1,183.2
Adjustments:
Goodwill	(198.7)	(186.2)
Intangible assets, net	(29.5)	(25.1)
Tangible common equity	$929.1	$971.9

Ending shares of Class A and Class B common stock outstanding	61.4	61.1

Book value per share	$18.85	$19.36
Tangible net book value per share(1)	$15.14	$15.90
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Amounts may not foot due to rounding
(1)Tangible net book value per share uses the same denominator as book value per share.